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                                                               EXHIBIT 99 (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated July 10, 2000, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock of David's Bridal, Inc. at $20.00 Net Per Share by Alpha Omega Acquisition, Inc. a wholly owned subsidiary of The May Department Stores Company Alpha Omega Acquisition, Inc., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of The May Department Stores Company, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of David's Bridal, Inc., a Florida corporation (the "Company"), at a purchase price of $20.00 per Share (the "Offer Price"), net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 10, 2000 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to The Bank of New York (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of

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the Dealer Manager, the Depositary and D.F. King & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, AUGUST 7, 2000, UNLESS THE OFFER IS EXTENDED. The Offer is conditioned upon, among other things, shareholders owning at least a majority, on a fully diluted basis, of the then outstanding Shares tendering and not withdrawing their Shares (the "Minimum Condition"), and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1, 15 and 16 of the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing. Certain shareholders of the Company who own approximately 42% of the outstanding Shares have agreed, among other things, to tender 90% of their Shares pursuant to the Offer. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 3, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The purpose of the Offer is for Parent, through the Purchaser, to acquire a majority voting interest in the Company as the first step in acquiring the entire equity interest in the Company. The
Merger Agreement provides that, among other things, the Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Business Corporation Act of the State of Florida (the "FBCA"), the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or any subsidiary of Parent as a result of the Offer or by the Company or any subsidiary of the Company, all of which will be canceled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under the FBCA) will be converted into the right to receive $20.00 in cash, or any greater per Share

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price that is paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase. The Board of Directors of the Company (i) has determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and the Company's shareholders, (ii) has approved and adopted the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommends that the Company's shareholders accept the Offer, tender their Shares pursuant to the terms of the Offer and approve and adopt the Merger Agreement and the Merger. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares so accepted will be made by deposit of the Offer Price for those Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting such payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 of the Offer to Purchase, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase, and as otherwise required by Rule 14e-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If Purchaser obtains 80% or more of the outstanding Shares in the Offer, Purchaser will effect the Merger pursuant to the short-form merger provisions of the FBCA without obtaining the approval of any other shareholder of the Company. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder

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of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent and the Purchaser have agreed to vote the Shares purchased in the Offer in favor of the approval and adoption of the Merger Agreement. Under no circumstances will interest be paid on the Offer Price, regardless of any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to shareholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The term "Expiration Date" means 12:00 midnight New York City time, on Monday, August 7, 2000, unless and until the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period), expires. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser - may, under certain circumstances, extend the Offer beyond the scheduled Expiration Date from time to time, with or without the Company's consent, if at that date any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted in the Merger Agreement, waived, in which case any single extension will not exceed the lesser of ten business days and the number of days that the Purchaser reasonably believes is necessary


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to cause the conditions of the Offer to be satisfied;

- may extend the Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Offer, other than Rule 14e-5 of the General Rules and Regulations under the Exchange Act, with or without the Company's consent; and

- will extend the Offer from time to time, unless the Company advises the Purchaser that the Company does not wish it to do so, until the earlier of

- 30 days after the date on which any applicable waiting period under the HSR Act has expired or been terminated, and

- October 31, 2000, if on the then-scheduled Expiration Date all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement.

In this case, any single extension will not exceed the lesser of ten business days and the number of days that the Purchaser reasonably believes is necessary to cause the conditions of the Offer to be satisfied. Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser shall, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. Any extension, delay, waiver, amendment or termination of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof. The announcement in the case of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares (except during any Subsequent Offering Period). Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights will apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth


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on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes; see Section 5 of the Offer to Purchase for additional information. Questions and requests for assistance and copies of the Offer to Purchase, the



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Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is:

D. F. King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (888) 460-7637
The Dealer Manager for the Offer is:
Morgan Stanley Dean Witter
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
(212) 761-7310
July 10, 2000


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